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Exhibit 10.33

EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into effective as of November 24, 2007 (the "Effective Date") by and between CardioNet, Inc., a California corporation (the "Company"), and Arie Cohen, an individual ("Employee"). The Company and Employee are hereinafter collectively referred to as the "Parties," and individually referred to as each or any "Party."

RECITALS

        A.    The Company desires assurance of the association and services of Employee in order to retain Employee's experience, skills, abilities, background and knowledge in the management and operation of the Company, and is willing to retain Employee's services on the terms and conditions set forth in this Agreement.

        B.    Employee desires to enter into the employ of the Company, and is willing to accept such employment on the terms and conditions set forth in this Agreement.

AGREEMENT

        In consideration of the foregoing premises and the mutual promises made in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.    Employment.

        1.1   Subject to the approval by the Board of Directors of the Company (the "Board of Directors"), in its sole discretion, of the results of a physical examination of Employee to be conducted at the expense of the Company by a doctor reasonably acceptable to the Board of Directors, the Company hereby employs Employee, and Employee hereby accepts employment by the Company, upon the terms and conditions set forth in this Agreement.

        1.2   Employee shall be the Company's Chief Executive Officer. Employee shall report directly to the Board of Directors.

        1.3   Employee shall do and perform all services, acts or things necessary or advisable to manage and conduct the business of the Company; provided, however, that at all times during his employment Employee shall be subject to the direction and policies from time to time established by the Board of Directors.

        1.4   Unless the Parties otherwise agree in writing, during the employment term, Employee shall perform the services he is required to perform pursuant to this Agreement at the Company's office located at 227 Washington Street #300, Conshohocken, Pennsylvania 19428 (the "Conshohocken Location"), or the Company's then current executive offices should the Company's executive offices be moved from the Conshohocken Location; provided, however, that the Company may from time to time require Employee to travel temporarily to any other locations in connection with the Company's business.

2.    Loyal and Conscientious Performance; Noncompetition.

        During his employment by the Company, Employee shall devote substantial energies, interest, abilities and productive time to the proper and efficient performance of this Agreement, and shall not engage or in any manner participate in any activity which is directly competitive with or intentionally injurious to the Company, whether alone, as a partner, as a shareholder, officer or director of any other corporation, or as a trustee, fiduciary or in a similar representative capacity. Employee shall not serve as an outside director of more than two (2) other for-profit corporations during the term of this Agreement, and shall not serve as a director of more than one non-profit corporation, without the prior approval of the compensation committee of the Board of Directors.

3.    Term of Employment.

        Subject to earlier termination pursuant to Section 7 hereof, Employee shall be employed by the Company pursuant to this Agreement for an initial term, commencing on November 26, 2007 and ending on December 31, 2011, provided that the term of this Agreement shall continue from month to month after such time in the absence of 30 days written notice to the contrary from either Party to the other Party (the "Termination Date").

4.    Compensation of Employee.

        4.1   During the term of this Agreement (commencing as of the Effective Date), the Company shall pay Employee an annual salary (the "Base Salary") of Four Hundred Fifty Thousand Dollars ($450,000), payable in accordance with the Company's general payroll practices. Such salary may be increased (but not decreased) each year in the sole and absolute discretion of the Board of Directors.

        4.2   Within one business day following the later of (a) the commencement of Employee's employment with the Company and (b) the approval by the shareholders of the Company of an increase in the number shares of Common Stock of the Company reserved for issuance pursuant to the Company's 2003 Equity Incentive Plan (the "Plan"), subject to the terms of the Plan, Employee will be granted a stock option under the Plan to purchase 900,000 shares of the Company's Common Stock (the "Option"). To the maximum extent possible, the Option shall be an Incentive Stock Option as such term is defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). The Option will be governed by the Plan and granted pursuant to a separate Stock Option Grant Notice and Stock Option Agreement, in the form attached hereto, respectively, as Exhibits C-1 and C-2. The exercise price per share of the Option will be equal to the fair market value of the Common Stock of the Company established on the date of grant, as determined by the Board of Directors. The Option will be subject to vesting over four (4) years so long as Employee provides Continuous Service to the Company in accordance with the Plan, according to the following schedule: 25% of the shares subject to the Option will vest on the first anniversary of the Effective Date and 1/48th of the shares subject to the Option will vest monthly thereafter over the next three years.

        4.3   During the term of this Agreement, Employee shall also be eligible to receive an annual performance bonus (the "Bonus") at the end of each fiscal year beginning with the fiscal year ending on December 31, 2008. Unless otherwise agreed by the parties subsequent to the date hereof, (i) the amount of such Bonus, if any, shall be determined by the Board of Directors in its sole and absolute discretion and (ii) any Bonus awarded to Employee shall be paid to Employee within ninety (90) days of the end of the fiscal year of the Company in which such Bonus is earned. In Employee's capacity as Chief Executive Officer, he will be expected to implement an appropriate employee bonus and long term incentive plan, in order for the Company to attract and retain executive and employee talent. The implementation of any such incentive compensation plans shall be subject to approval by the Board of Directors.

        4.4   If this Agreement is terminated prior to the expiration of its term pursuant to Section 7 hereof, Employee shall receive the compensation, if any, described in such Section 7.

5.    Other Benefits.

        5.1   Employee shall be eligible to participate in and be covered by any pension and profit sharing, life insurance, accident insurance, health insurance, dental insurance, hospitalization, disability, medical reimbursement or other plan(s) maintained from time to time by the Company for its employees. Employee's dependents may be added to such coverage, if eligible, at Employee's own expense. In Employee's capacity as Chief Executive Officer, he will be expected to implement appropriate fringe benefit plans, including but not limited to deferred compensation plans, qualified retirement plans, non-qualified retirement plans, D&O insurance, and disability and life insurance plans, in order for the Company to attract and retain executive and employee talent. The implementation of all such fringe benefit plans shall be subject to approval by the Board of Directors.

        5.2   Employee shall be entitled to receive four (4) weeks of vacation per calendar year at full salary. It is understood that vacations need not be taken during the year earned. Employee agrees that such vacation shall be taken at such times as the Employee shall determine from time to time, after prior consultation with the Board of Directors. Employee shall be entitled to additional time, also at full salary, to attend such meetings or courses as are necessary or advisable, as mutually determined by Employee and the Company. Employee shall further be entitled to reasonable time off, also at full salary, for sickness or matters of personal emergency up to a maximum of two (2) weeks per year.

        5.3   The Company shall pay on Employee's behalf, or reimburse Employee for, expenses reasonably incurred in connection with his employment. Employee agrees to submit receipts or other documentation to support the above expenses as a condition of reimbursement therefor.

        5.4   The Company shall, to the maximum extent permitted by law, indemnify and hold Employee harmless against any costs and expenses, including reasonable attorneys' fees, judgments, fines, settlements and other amounts incurred in connection with any proceeding arising out of, by reason of or relating to Employee's employment by the Company. The Company shall also advance to Employee any costs and expenses incurred in defending any such proceeding to the maximum extent permitted by law. The Company shall also provide the Employee with coverage as a named insured under a directors and officers liability insurance policy maintained for the Company's directors and officers. The Company shall continue to maintain directors and officers liability insurance for the benefit of Employee during the term of this Agreement and for at least three (3) years following the termination of Employee's employment with the Company. This obligation to provide insurance and indemnify the Employee shall survive expiration or termination of this Agreement with respect to proceedings or threatened proceedings based on acts or omissions of the Employee occurring during the Employee's employment with the Company or with any affiliated company. Such obligations shall be binding upon the Company's successors and assigns and shall inure to the benefit of the Employee's heirs and personal representatives.

6.    Relocation Benefits.    Employee shall be entitled to reimbursement by the Company for the reasonable and customary out-of-pocket relocation expenses of the type described on Exhibit A hereto incurred by Employee in connection with Employee's relocation to Conshohocken, Pennsylvania (collectively, the "Relocation Benefits"). The Parties agree that the amounts listed on Exhibit A opposite the Relocation Benefits represent the good faith estimate of the Company and Employee of the aggregate amount of Relocation Benefits to be provided to Employee pursuant to this Section 6.1; provided, however, that except as specifically set forth on Exhibit A hereto, such good faith estimate shall not either limit or set a floor for the aggregate value of the reasonable and customary Relocation Benefits to be provided to Employee pursuant hereto. In addition, the Company shall pay to Employee an amount equal to the difference of (A) the gross sales price originally paid by Employee in connection with the purchase of Employee's residence in Ladera Ranch, California (without taking into account transfer taxes, real estate commissions, or closing costs paid by Employee in connection with the purchase of such residence) less (B) the gross sales proceeds received by Employee in connection with the sale of Employee's residence in Ladera Ranch, California (without taking into account transfer taxes, real estate commissions, closing costs or any other amount paid by Employee that is subject to reimbursement pursuant to this Section 6), up to a maximum aggregate amount of $150,000. Employee agrees to provide to the Company such information and documentation as is reasonably necessary to enable the Company to determine the amount payable to Employee pursuant to the preceding sentence, and such amount shall be paid to Employee by the Company no later than 30 days from the date that such information and documentation has been delivered by Employee to the Company.

7.    Termination and Severance Compensation.

        7.1   Definition of "Cause".    For purposes of this Agreement, "Cause" for termination shall mean: (i) Employee's dishonesty, embezzlement or fraud against the Company; (ii) Employee's commission of any willful and malicious mischief which results in injury to the Company or property of the Company; (iii) Employee's willful refusal or failure to follow lawful and reasonable directions of the Board of Directors following written notice of such directions by the Board of Directors to Employee and Employee's failure to follow such directions within twenty (20) days following the date of delivery to Employee of such notice; (iv) Employee's conviction of any felony involving moral turpitude; or (v) Employee's gross negligence or gross misconduct in the performance of his duties under this Agreement.

        For the purpose of the above definition of Cause, no act, or failure to act, on Employee's part shall be deemed "willful" unless done, or omitted to be done, by the Employee not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. Failure of the Company or the Employee to achieve or satisfy any target, milestone or other performance goal or hurdle shall not be deemed a failure by the Employee to perform his duties or to comply with any of the directives of the Board of Directors.

        7.2   Cause.    The Company shall have the right to terminate Employee's employment hereunder for Cause upon written notice to Employee. If the Company terminates Employee's employment for Cause, the Employee's sole and exclusive right and remedy hereunder shall be the right to receive his accrued base compensation and outstanding expense reimbursements through the date of such termination, plus such compensation and benefits as may be expressly required by law or which are required to be provided in accordance with the respective terms of the Company's benefit plans and arrangements. Except as set forth in this Section 7.2, the Company shall have no responsibility for the payment of any compensation or benefits to Employee for any time period subsequent to such termination except as may be expressly required by law or the respective terms of benefit arrangements to be paid even upon termination for cause or voluntary termination.

        7.3   Voluntary Termination.    Employee shall have the right voluntarily to terminate this Agreement at any time upon thirty (30) days prior written notice to the Company. If Employee voluntarily terminates his employment hereunder, Employee's sole and exclusive rights and remedies hereunder shall be the right to receive his accrued base compensation and outstanding expense reimbursements through the date of such termination, plus such compensation and benefits as may be expressly required by law or which are required to be provided in accordance with the respective terms of the Company's benefit plans and arrangements. Except as set forth in this Section 7.3, the Company shall have no responsibility for the payment of any compensation or benefits to Employee for any time period subsequent to such termination.

        7.4   Termination by Employee for Good Reason.

          (a)    Definition of Good Reason.    The Employee shall have the right to immediately terminate his employment for Good Reason. For purposes of this Agreement, "Good Reason" shall be limited to the following (unless the Employee and the Company shall execute a written agreement specifically stating that the occurrence of such event shall not constitute "Good Reason" under this Agreement):

              (i)  The failure to elect and continue Employee as Chief Executive Officer of the Company, or if the scope of Employee's authority, duties or responsibilities as Chief Executive Officer of the Company are in the aggregate materially diminished or reduced, or if there is a change in the reporting relationship provided for under this Agreement;

             (ii)  A Change of Control as defined in this Section 7 occurs, unless following a Change of Control the successor organization offers to assume and perform all obligations of the Company under this Agreement and any related agreements; or

            (iii)  A material breach by the Company of any of the terms of this Agreement.

          (b)    Procedure Upon Termination by Employee for Good Reason.    Notwithstanding the foregoing, termination by the Employee for Good Reason shall not be effective until and unless notice of intention to terminate for Good Reason has been given by the Employee, and such failure or breach is not corrected by the Company within thirty (30) days after delivery to Company of written notice of such breach.

        7.5   Involuntary Termination Without Cause or for Good Reason; Disability.    The Company shall have the right to terminate Employee's employment hereunder without Cause upon written notice to Employee. Should Employee be terminated without Cause (other than as a direct result of the Board of Directors' unsatisfactory review of the results of the physical examination described in Section 1.1 above) or in the event of Employee's resignation for Good Reason pursuant to Section 7.4 or Employee's complete disability, as defined in Section 8 hereof, then, provided that Employee has furnished to the Company an effective Release and Waiver in the form attached hereto as Exhibit B within the time period set forth therein (but in no event later than forty-five (45) days after the date of termination), the Employee shall be entitled to receive the following severance payments and benefits (the "Severance Benefit"):

              (i)  payment of Employee's accrued and unpaid base compensation to the date of termination, plus payment of Employee's base compensation until the earlier of (a) fifteen (15) months following the date of termination and (b) the date on which Employee begins full-time employment with another business entity, such compensation to be paid in accordance with the Company's general payroll practices and not as a lump sum, less applicable withholdings. The period over which Employee shall receive such payment is referred to herein as the "Severance Benefit Period";

             (ii)  payment of any incentive compensation payable with respect to the calendar year prior to the calendar year in which termination occurs (if not previously paid); and

            (iii)  continuation for the Severance Benefit Period of health insurance for Employee and his family (or until such earlier date that substantially equivalent or better benefits are provided by a successor employer) on the same basis as provided prior to termination; and, if such benefits cannot be continued for Employee's benefit under the benefit plan provisions because of the termination of Employee's employment with the Company, then Employee will be paid the value of such benefits in lieu thereof on a monthly basis, in advance).

Except as set forth in this Section 7.5, the Company shall have no responsibility for the payment of any other compensation or benefits to Employee for any time period subsequent to such termination except as may be expressly required by law or pursuant to the respective terms of the Company's benefit plans or arrangements. Benefits payable under this Section 7.5, to the extent of payments made from the date of Employee's termination through March 15th of the calendar year following such termination, are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury

Regulations and thus payable pursuant to the "short-term deferral" rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations; to the extent such payments are made following said March 15th, they are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations made upon an involuntary termination from service and payable pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations, to the maximum extent permitted by said provision, with any excess amount being regarded as subject to the distribution requirements of Section 409A(a)(2)(A) of the Code, including, without limitation, the requirement of Section 409A(a)(2)(B)(i) of the Code that payment to Employee be delayed until six (6) months after separation from service if Employee is a "specified employee" within the meaning of the aforesaid section of the Code at the time of such separation from service.

7.6    Change of Control.

          (a)   Effect of Change of Control Event.    In the event that Employee's employment is terminated by the Company without Cause, or Employee resigns for Good Reason, in connection with, or in contemplation or anticipation of, a Change of Control or within one year following any such Change of Control, all stock options held by Employee that are unvested under the terms of this Agreement and/or any stock option agreement between the Employee and the Company shall immediately be accelerated and become vested (or, in the case of stock options that have been exercised and which common stock is subject to repurchase by the Company, all of such common stock shall no longer by subject to such repurchase).

          (b)   Definition of Change of Control.    A "Change of Control" with respect to the Company shall be deemed to have occurred at the time of the earliest to occur of the following:

              (i)  Any "person" as such term is used in Sections 13(d) and 14(d) of Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than the Company, any trustee or other fiduciary holding securities under an Executive benefit plan of the Company, or any company owned, directly or indirectly, by the share owners of the company in substantially the same proportions as their ownership of stock of the Company), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities;

             (ii)  The share owners of the Company approve a merger or consolidation of the Company with any other company, other than (1) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the company or such surviving entity outstanding immediately after such merger or consolidation, or (2) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no "person" (as defined in subsection (i) above) acquires more than 50% of the combined voting power of the Company's then outstanding securities; or

            (iii)  The share owners of the Company approve a plan of liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

          (c)   Parachute Payment Provision.    In the event that it shall be determined that any payment or distribution by the Company to or for the benefit of Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a "Payment"), would (i)  constitute an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code, and (ii) be subject to the excise tax imposed by Section 4999 of the Code

  (the "Excise Tax"), then the Employee shall be entitled, in lieu of such Payment, to a payment or distribution equal to the Modified Amount. The "Modified Amount" shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax (the "Base Amount") or (y) the entire Payment plus an additional cash payment in an amount equal to the Partial Gross-Up Payment (as defined below), whichever of (x) or (y), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in receipt by Employee, on an after tax basis, of the greater amount notwithstanding that all or some portion of the Modified Amount may be subject to the Excise Tax. For purposes of this paragraph, the "Partial Gross-Up Payment" shall be an amount calculated such that, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in receipt by Employee, on an after tax basis, of an amount equal to one-half of the Excise Tax that would be imposed on the Payment if the full Payment were to be made to Employee without reference to this Section. If a reduction in payments or benefits constituting "parachute payments" is necessary so that the Payment equals the Base Amount, reduction shall occur in the following order unless Employee elects in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the effective date of the event that triggers the Payment): reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Employee's stock awards (i.e., earliest granted stock award cancelled last) unless you elect in writing a different order for cancellation. All determinations to be made under this paragraph shall be made by the independent public accounting firm used by Company immediately prior to the Change in Control event. Any such determination by the accounting firm shall be binding upon the Company and Employee, provided that it is made in good faith, and subject to any manifest errors made in preparing or communicating the determinations and supporting calculations.

8.    Disability During Term of Employment.

        The term "completely disabled" as used in this Agreement shall mean the inability of Employee to perform his duties under this Agreement because he has become permanently disabled within the meaning of any policy of disability income insurance covering employees of the Company then in force. In the event the Company has no policy of disability income insurance covering employees of the Company in force when Employee becomes disabled, the term "completely disabled" shall mean the inability of Employee to substantially perform his duties under this Agreement by reason of any incapacity, physical or mental, which the Board of Directors, based upon a medical opinion provided by a licensed physician mutually acceptable to the Employee and the Board of Directors, determines to have incapacitated Employee from substantially performing his required services for the Company during the foreseeable future. Based upon such medical opinion, the action of the Board of Directors shall be final and binding and the date such action is taken shall be the date of such complete disability for purposes of this Agreement.

9.    Employee's Duties on Termination.

        Upon the termination of this Agreement, Employee shall promptly deliver to the Company all equipment, notebooks, documents, memoranda, reports, files, books, correspondence, lists and other written or graphic records, and the like, relating to the Company's business, which are property of the Company and are in Employee's possession or under his control.

10.    Assignment and Binding Effect.

        This Agreement shall be binding upon and inure to the benefit of Employee and Employee's heirs, executors, administrators and legal representatives. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, permitted assigns and legal representatives. Neither this Agreement nor any rights or obligations under this Agreement shall be assignable by either Party without the prior written consent of the other Party.

11.    Notices.

        All notices or demands of any kind required or permitted to be given by the Company or Employee under this Agreement shall be given in writing and shall be personally delivered (and receipted for) or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:

  If to the Company:

  CardioNet, Inc.
  1010 Second Avenue, Suite 700
  San Diego, California 92101
  Attn: Secretary

  If to Employee:

  Arie Cohen
  6 Salvatore
  Ladera Ranch, California 92694

        Any such written notice shall be deemed received when personally delivered or three (3) days after its deposit in the United States mail as specified above. Either Party may change its address for notices by giving notice to the other Party in the manner specified in this section.

12.    Governing Law.

        This Agreement shall be construed and interpreted in accordance with the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

13.    Integration.

        This Agreement contains the entire agreement of the Parties relating to the subject matter of this Agreement, and supersedes all prior oral and written employment agreements or arrangements between the Parties. This Agreement cannot be amended or modified except by a written agreement signed by Employee and an authorized officer the Company (other than Employee).

14.    Waiver.

        No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the Party against whom the waiver is claimed, and any waiver of any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

15.    Severability.

        The unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal.

16.    Interpretation; Construction.

        The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. The Parties acknowledge that each Party and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

17.    Counterparts.

        This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

18.    Binding Arbitration.

        18.1   Any dispute, claim or controversy with respect to Employee's termination of employment with the Company (whether the termination of employment is voluntary or involuntary), and any dispute, claim or controversy with respect to incidents or events leading to such termination or the method or manner of such termination, and/or any compensation or stock owed to Employee of any type, and any question of arbitrability hereunder, shall be settled, to the fullest extent permitted by law, exclusively by arbitration.

        18.2   Employee and the Company each waive their constitutional rights to have such matters determined by a jury. Instead of a jury trial, an arbitrator shall be chosen by the Company and Employee. The Parties hereby acknowledge that arbitration is preferred because, among other reasons, it is quicker, less expensive and less formal than litigation in court.

        18.3   The arbitrator shall not have the authority to alter, amend, modify, add to or eliminate any condition or provision of this Agreement. The arbitration shall be held in Philadelphia, Pennsylvania. The award of the arbitrator shall be final and binding on the Parties. Judgment upon the arbitrator's award may be entered in any court, state or federal, having jurisdiction over the Parties. Each Party shall bear its respective costs of arbitration.

        18.4   Should any court determine that any provision(s) of this Agreement to arbitrate is void or invalid, the Parties specifically intend every other provision of this Agreement to arbitrate to remain enforceable and intact. Each Party hereby acknowledges that it prefers arbitration to recourse to the courts, for the reasons described above, and has prescribed arbitration as its sole and exclusive method of dispute resolution.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the date first above written.

COMPANY
CARDIONET, INC., a California corporation
By:	/s/ JAMES M. SWEENEY
Name:	James M. Sweeney
Title:	Chairman and CEO
EMPLOYEE
/s/ ARIE COHEN Arie Cohen

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]

Exhibit A

RELOCATION BENEFITS

	Description of Benefits	Estimate of Dollar Amount
1.	Reasonable costs associated with travel to the Philadelphia metropolitan area to look for housing and reasonable costs associated with the relocation of Employee's family and personal effects to Conshohocken, Pennsylvania (including packing, moving, insurance and storage of belongings).	$45,000.00
2.	Reasonable and customary costs of temporary housing to be approved by the Board of Directors for up to six months of temporary housing in Conshohocken, Pennsylvania.	$25,000.00
3.	Transfer taxes and conveyancing costs associated with the sale of Employee's principal residence in Ladera Ranch, California.	$75,000.00	(shared with #4)
4.	Reasonable and customary real estate broker commission for the sale of principal residence of Employee in Ladera Ranch, California.	$75,000.00	(shared with #3)
5.	Closing costs (including but not limited to real estate transfer taxes (buyer's share only), conveyancing fees and costs, title insurance fees and charges, legal costs, financing application and closing costs, up to 1% mortgage "points", and other costs normally paid by buyer on the closing or settlement sheet at a residential real estate closing in Pennsylvania) associated with the purchase of Employee's principal residence in the Philadelphia metropolitan area upon Employee's relocation from Ladera Ranch, California.	$50,000.00
6.	Miscellaneous out of pocket expenses associated with Items 1 through 5 above.	$20,000.00

EXHIBIT B

RELEASE AND WAIVER OF CLAIMS

        In consideration of the payments and other benefits set forth in the Employment Agreement dated November 24, 2007 to which this form is attached, I, Arie Cohen, hereby furnish CardioNet, Inc. (the "Company"), with the following release and waiver ("Release and Waiver").

        In exchange for the consideration provided to me by the Employment Agreement that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release and Waiver. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including, but not limited to, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including, but not limited to, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including, but not limited to, claims for discrimination, harassment, retaliation, attorneys' fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) ("ADEA"), and the California Fair Employment and Housing Act (as amended).

        I also acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor." I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims I may have against the Company.

        I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled as an executive of the Company. I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Release and Waiver is executed; (b) I have the right to consult with an attorney prior to executing this Release and Waiver (although I may choose voluntarily not to do so); and (c) I have twenty-one (21) days from the date of termination of my employment with the Company in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier); (d) I have seven (7) days following the execution of this Release and Waiver to revoke my consent to this Release and Waiver; and (e) this Release and Waiver shall not be effective until the seven (7) day revocation period has expired.

        This Release and Waiver shall not act as a release of (i) the obligations of the Company specified in my Employment Agreement to be paid or provided upon my termination of employment from the Company, (ii) any accrued or vested benefits under any employee benefit plan or program, (iii) any rights I may have to receive unemployment compensation, (iv) any rights I may have under any shareholder's agreement or option plan or agreement pertaining to any equity securities of the Company owned by me, and (v) my right to be indemnified by the Company, pursuant to charter,

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certificate, by-laws or other constituent documents of the Company, my Employment Agreement, or under any insurance maintained by or for the benefit of the Company.

        This Release and Waiver constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein. This Release and Waiver may only be modified by a writing signed by both me and a duly authorized officer of the Company.

Date:	By:	Arie Cohen

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QuickLinks

  Exhibit 10.33
EMPLOYMENT AGREEMENT
RECITALS
AGREEMENT
Exhibit A RELOCATION BENEFITS
EXHIBIT B RELEASE AND WAIVER OF CLAIMS